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 FORM 4                                                                                                        OMB Approval
                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                ---------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                              OMB Number: 3235-0287
    subject to Section 16. Form                                                                         Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    continue. See Instruction 1(b).                                                                     hours per response.... 0.5

                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
                    Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Response)
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1.Name and Address of Reporting Person*|  2. Issuer Name and Ticker or Trading Symbol      | 6. Relationship of Reporting Person(s)
                                       |                                                   |    to Issuer (Check all applicable)
  Holcombe     Tony     G.             |     National Processing, Inc. (NAP)               |    __X__  Director _____ 10% Owner
-------------------------------------------------------------------------------------------|    __X__  Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |    _____  Other (specify below)
                                       |     Security Number     |     Month/Year          | President, Chief Executive Officer
  1231 Durrett Lane                    |     of Reporting        |     January 1997        | & Director
                                       |     Person (Voluntary)  |-------------------------|----------------------------------------
---------------------------------------|                         |  5. If Amendment,       |   7. Individual or Joint/Group Filing
             (Street)                  |                         |     Date of Original    |         (Check Applicable Line)
                                       |                         |     (Month/Year)        |  _X_ Form filed by One Reporting Person
 Louisville, Kentucky 40285            |                         |                         |  ___ Form filed by More than One
                                       |                         |                         |      Reporting Person
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(City)          (State)          (Zip) |      TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
   Common Stock                        |    1/22/97    |  P    |       |    600 |  A   |  $14.25  |  10,000     |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v)                                   SEC 1474 (7-96)
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   |  (A)  | (D)  |         |        |        |
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                               |              |               |       |       |       |      |         |        |        |
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
-------------------------------|--------------|---------------|-------|-------|-------|------|---------|--------|--------|----------
                               |              |               |       |       |       |      |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                  By: /s/ Tony G. Holcombe                        February 10, 1997
                                                                      ------------------------------------        -----------------
                                                                          **Signature of Reporting Person                 Date
                                                                      Tony G. Holcombe

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                    SEC 1474 (7-96)
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